Data Testing Presentation May 2016 Exhibit 99.2

Timeline In March, Lending Club detected changes in the application dates of 361 loans sold to a single investor and addressed the issue within 48 hours. A sub-committee of Lending Club’s audit committee hired outside counsel to assist with an investigation of the matter. Additionally, a Big Four accounting firm was retained to perform forensic data change analysis. The forensic work covered approximately 673,000 whole loans sold to investors over the last 8 quarters. In total, the analysis looked at over 10,000,000 data elements across the loans and fields considered. The team consisted of 17 partners and employees.

Overview The forensic work considered change logs and database tables for 20 selected fields during Q1 2016 as these data fields were identified as key criteria for investor purchases. The firm further considered change logs and database tables for 14 selected fields for a longer period (Q2 2014 – Q4 2015) given the data errors identified in Q1 2016. Loan types included super prime, prime, near prime and small business.

Observations 361 ($3.0MM) whole loans sold to a single institutional investor had the application date changed. The altered loans were the subject of Lending Club’s disclosure on May 9, 2016. Excluding the previously identified 361 loans, 99.99%* of the remaining loans display either no changes or changes explained by the normal course of business. The normal course of business includes activities like transfers of loan ownership between investors (e.g., secondary market sales or purchases), quality assurance processes, and certain user interactions (e.g., inadvertent double-clicks), among others. * The analysis is nearly complete. Approximately 0.01% of the loans are under review as of 5/16/16.

Data Tested

Q1 2016 Data Categories*	Q2 2014 – Q4 2015 Data Categories*
Loan Application Date	Loan Application Date
Loan Application Purpose	Loan Application Purpose
Borrower Address State	Borrower Address State
Loan Grade	Loan Grade
Loan Term	Loan Term
Loan Amount	Loan Amount
Agreement Document Create Date	Agreement Document Create Date
TIL Document Create Date	TIL Document Create Date
DTI Score	DTI Score
FICO	Expiration Date
Delinquency Amount	
Delinquency Account	
Credit Public Records	
Open Credit	
Credit DTI	

* Some data categories include multiple data fields.

LendingClub

5

Disclosure Outside legal counsel (“Counsel”) to a subcommittee of the audit committee of the Board of Directors (“the Subcommittee”) of LendingClub, Corp. (the “Company”) retained a Big Four accounting firm (the “Firm”) to provide advisory services to Counsel. The work performed by us as part of this engagement and this presentation are subject to terms and conditions of our engagement letter between Counsel, the Subcommittee, and the Firm. Neither the Firm nor any partner or employee, servant, personnel or agent of the Firm undertakes responsibility in any manner whatsoever to any party, other than Counsel, in respect of any advice, opinion or information set out in this document, including any error or omission therein, howsoever caused. This presentation is based exclusively on information obtained and interviews conducted. This presentation should not be relied upon exclusively as the basis for taking or refraining from taking any business decision. This presentation has been prepared at Counsel’s request and is exclusively for its intended use for the purpose of the engagement and should not be used for any other purpose. It is not to be (either in part or in full) published, circulated, reproduced or used for any other purpose without our prior written consent in each specific instance. The presentation is not intended, nor should it be interpreted to be, legal advice or opinion. We do not assume any responsibility or liability for any losses, however occasioned to you or any other party, as a result of the circulation, publication, reproduction or use of this presentation contrary to the provisions of this paragraph. No waiver of any applicable privilege is intended by making available to you the information contained in this presentation. We have attempted to include information relevant to the specific issues under consideration. However, it is possible that documents and information exists which were not made available to us, or which we were unable to locate. Should additional information become available subsequent to this presentation, we reserve the right to revise our presentation.